LOCAL MARKETING AGREEMENT

         THIS LOCAL MARKETING AGREEMENT (this "Agreement") is made and entered into as of this 25 day of March, 1996 by and between MULTI-MARKET RADIO OF AUGUSTA, INC., a Delaware corporation ("MMR"), and WILKS BROADCAST ACQUISITIONS, INC., a Georgia corporation ("Broker").

         WHEREAS, MMR is the owner and licensee of radio broadcast stations WRXR-FM and WKBG-FM, serving the Augusta, Georgia market (the "Stations"); and

         WHEREAS, MMR and Broker have entered into an agreement for the purchase of the Stations by the Broker from MMR as of the date hereof (the "Purchase Agreement"); and

         WHEREAS, Broker desires to provide programming to the Stations from the date hereof until the closing of the acquisition of the Stations by the Broker or the termination of the Purchase Agreement; and

         WHEREAS, MMR desires to broadcast the programming provided by Broker;

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be fully bound hereby, Broker and MMR hereby agree as follows:







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         1. Basic Agreement. Subject to the terms of this Agreement and the exceptions set forth herein, and to applicable rules, regulations and policies of the Federal Communications Commission (the "FCC"), Broker agrees to provide and MMR agrees to accept programming on the Stations as set forth in this Agreement. MMR agrees to broadcast the programming including commercial announcements supplied by Broker without interruption, deletion or addition of any kind, except as provided in this Agreement and subject to MMR 's obligations under the statutes, rules, regulations and policies of the FCC.

         2. Hours of Programming. Broker will supply, and MMR will transmit, subject to the exceptions set forth in SECTIONS 6 and 8 below, programming for all periods of broadcast operations as long as this Agreement remains in full force and effect.

         3. Term of Agreement. The term of this Agreement (the "Term") shall be for a maximum period of twenty-four (24) months commencing on the date hereof (the "Effective Date") and terminating on March __, 1998; provided, however, that this Agreement may be terminated sooner pursuant to the provisions of SECTIONS 13 or 22 of this Agreement.

         4.  Sale of Advertising Time; Accounts Receivable.

                  (a) In consideration for the furnishing by Broker of the programming to MMR, MMR agrees that from and after the Effective Date of this Agreement Broker may sell all of the commercial time on the Stations for Broker's account and may collect all revenues generated by such sales. All contracts, advertising agreements, purchase orders and other similar documents

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and instruments negotiated and executed by Broker in connection with its programming of the Stations and with sales, advertising or promotions on or after the Effective Date shall be in the name of Broker, and Broker shall not represent in any fashion that Broker is the licensee or owner of the Stations. Broker agrees to run the trade and commercial spots sold by MMR prior to the Effective Date, in the normal and ordinary course of business, at the times contracted for by MMR. A list of all trade and commercial spots sold by MMR to be broadcast during programming provided by Broker shall be provided to Broker within five (5) days of the Effective Date. Notwithstanding the foregoing, Seller shall pay to Buyer an amount equal to one-third (1/3) of the amount of the currently existing trade balance used by ____________, up to a maximum payment to Broker of $6,9000.00 and only upon presentation to Seller of invoices, certified to be true and accurate by Broker's President, for such advertising time. MMR shall pay one-third (1/3) of the invoices amounts, up to $6,900.00, within twenty (20) days of such presentation.

                  (b) All accounts receivable arising out of the sale of advertising time by MMR to be broadcast prior to the Effective Date remain the property of MMR.

                  (c) All accounts receivable arising out of the sale of advertising time by MMR to be broadcast after the Effective Date shall be assigned to Broker as of the Effective Date; provided, however, if this agreement is terminated, other than because of the purchase of the Stations by Broker, those accounts receivable shall be assigned back to MMR as of the date of termination.

                  (d) Broker agrees to complete MMR's "Cash Classic" on-air promotion on its current terms. MMR agrees to pay Broker one-half (1/2) of each week's winnings and one-half
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(1/2) of the final grand prize upon presentment to MMR of a certification by an authorized officer of Broker as to (i) the winner of the contest; (ii) to the fact that such winner has no affiliation with the Stations, the Broker, MMR or any of the Stations' employees and (iii) that fact that such winner has produced legally valid identification upon receipt of his or her prize.

         5. Compensation. In consideration for Broker's right to sell commercial time and collect all of the revenues from such sales pursuant to this Agreement, Broker agrees to pay to MMR the compensation set out in paragraph 1 of Schedule I hereto.

         6. Reservation of Time. MMR specifically reserves for its own use up to two (2) hours per week of programming time (the "Reserved Time") during which it may broadcast programming of its choice, including news, public affairs and other programming responsive to the needs and interests of its community of license and service area. The Reserved Time shall be at a mutually agreed time on Sunday between the hours of 7:00 a.m. and 11:00 a.m., in segments of no less than one (1) hour. MMR will not sell advertising time during the Reserved Time. In addition, Broker shall broadcast, at MMR's request, up to two (2) 30-second public service announcements each day at such times as are mutually agreeable to MMR and Broker. Broker shall also consider in good faith including in its programming such other public service announcements as MMR may from time to time suggest.

         7. Employees. Both parties agree that if this Agreement is terminated for any reason, other than the purchase of the Stations by Broker, MMR shall be entitled to reassume an
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employment relationship with any employee currently employed by the Stations.
Further, if this Agreement terminates for any reason (other than Brokers purchase of the Stations), Broker agrees to not employ, solicit or negotiate with for employment, either directly or indirectly, any employee of MMR listed on Schedule II hereto for a period of five (5) years after the effective date of termination. Broker shall only be responsible for the payment of the compensation of those MMR employees hired by it commencing with the date of this Agreement and shall not be responsible for the payment of any sums owed to any such employees for any period prior to the date of this Agreement.

         8.  MMR's Programming Discretion.

                  a) In order to enable MMR to fulfill its obligations under
Section 317 of the Communications Act of 1934, as amended (the "Act"), Broker in compliance with Section 507 of the Act will, in advance of any scheduled broadcast by the Stations, disclose to MMR any information of which Broker has knowledge, or which has been disclosed to it, as to any money, service or other valuable consideration which any person has paid or accepted, or has agreed to pay or to accept, for the inclusion of any matter as a part of the programming or commercial matter to be supplied to MMR pursuant to this Agreement. Broker will cooperate with MMR as necessary to ensure compliance with this provision. Commercial matter with obvious sponsorship identifications shall not require disclosure in addition to that contained in the commercial copy. Broker further agrees that it will at all times proceed in good faith to conduct sales of commercial matter hereunder in compliance with all applicable statutes and regulations.

                  (b) MMR shall be responsible for insuring that the Stations' overall programming is responsive to the needs and interests of the community. In furtherance thereof, MMR shall

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retain ultimate authority and control over the policies, programming and operations of the Stations, including, without limitation, the right to decide whether to accept or reject any programming or advertisements, the right to refuse to broadcast any programming or part of programming deemed by MMR to not be in the public interest or to not meet MMR's programming standards, the right to interrupt or preempt any programming at any time in order to broadcast programming deemed by MMR to be of significant national, regional, local or public interest or to broadcast emergency information, and the right to take any other actions necessary for compliance with federal or state laws or governmental regulations. At MMR's request, Broker's on-site management and staff will meet with MMR at the Stations on a monthly basis or other agreed to intervals to discuss the Stations' policies, programming and operations. MMR shall be entitled to review programming material relating to the Stations' broadcasts, including Broker's play-list, commercial schedule, schedule of public service announcements and other programming in advance of Broker's broadcast of such programs. Broker agrees that all such programming as presented by Broker will be in compliance with all applicable rules and regulations. MMR shall continue to be responsible for maintenance of the Stations' public inspection file in good order as required by the FCC, to have prepared and timely filed in such file the quarterly issues/programs list as required by FCC rules and to timely file with the FCC all required reports and records.
                  (c) MMR has adopted and will enforce certain programming guidelines (the "Guidelines"), a copy of which is attached hereto as ATTACHMENT A. Broker agrees and covenants to comply with the Guidelines and with all rules, regulations and policies of the FCC that pertain to Broker's programming.

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                  (d) Broker shall immediately forward to MMR all written
questions, comments or complaints received from third parties regarding Broker's programming. MMR may, but shall not be required to unless required by the FCC, cooperate with Broker in responding to any such question, comment or complaint from any third party (other than a governmental authority or agent thereof) with respect to any of Broker's programming broadcast by the Stations. At the request of MMR, Broker shall cooperate fully with respect to all responses to such questions, comments or complaints, and all responses to questions, comments or complaints with respect to programming shall be subject to the approval of MMR.

         9. Maintenance, Installation and Removal of Equipment; Responsibility for Costs.

         (a) MMR shall be responsible for maintenance and repair of the Stations' transmitter and antenna, and will keep those facilities operating in compliance with the rules and regulations of the FCC.

         (b) Broker shall be responsible for the salaries, commissions, taxes, insurance and all other related costs for all personnel employed by Broker and involved in the production, broadcast and sale of its programming and commercial messages including, but not limited to, on-air personalities, sales persons and traffic personnel. Broker shall also be responsible for all of its promotional expenses in connection with the programming it is to furnish for broadcast on the Stations. Broker shall assume and undertake to pay, satisfy or discharge the liabilities, obligations and commitments of MMR which arise and/or accrue after the Effective Date only under the contracts listed on the Disclosure Schedules attached and made part of the Purchase Agreement. Broker shall maintain broadcaster's errors and omissions insurance with respect to all programming to be broadcast by Broker over the Stations, with such insurance carriers and such

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policy limits as are reasonably acceptable to MMR, and shall name MMR as an additional insured on all such insurance policies. Broker shall provide evidence of such insurance coverage to MMR, upon MMR's request. MMR shall be responsible for its own corporate expenses and obligations for borrowed money and for the following direct operating costs of the Stations: all lease payments for use of the Stations' main studio and offices; salaries, payroll taxes, insurance and related costs of all personnel employed by MMR for the Stations after the Effective Date; insurance costs relating to MMR's assets and operations; power and other utility bills (not including telephone service) for the Stations' main studio facilities, its transmitter site and any other facilities it may have; maintenance of all transmitting equipment including costs of repairs and supplies; MMR's own telephone delivery and postal expenses; and income, gross receipts, sales, personal property, real property and any other taxes of whatever nature related to MMR's ownership of the Stations' assets or MMR's own programming efforts on the Stations.

         10. Broker's Representations and Indemnification. Broker represents and warrants that it has the right to enter into this Agreement and to provide programming to the Stations as provided for by this Agreement. Broker further represents and warrants that the performing rights to all music contained in such programming are or will be licensed by BMI, ASCAP or SESAC, are in the public domain or are controlled by Broker. Broker agrees to indemnify and hold MMR, its directors, shareholders, officers, agents, employees, successors and assigns free and harmless from any and all claims, damages, liabilities, FCC fines or forfeitures, losses, costs and expenses, including reasonable attorneys' fees, incurred by MMR or such other persons arising from (a) the breach by Broker of any representation or warranty contained in this Agreement, (b) the breach by Broker of any covenant or obligation contained in this Agreement, and (c) the broadcast of any

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programming or other matter by Broker pursuant to this Agreement, including but not limited to, those arising as a result of copyright infringement, libel, slander, defamation, invasion of privacy or violation of applicable federal or state laws or government regulations. The indemnity and hold harmless obligation of Broker specified in this SECTION 10 shall in no way be limited by the exercise of authority or control over the programming of the Stations by MMR in accordance with SECTION 8 above, or its failure to exercise such authority or control.

         11. Facilities. Broker shall provide programming to the Stations pursuant to this Agreement from facilities owned, leased or maintained by MMR, and during the Term of this Agreement Broker shall have the right to use MMR's furniture, equipment and other items of personal property in providing such programming. MMR shall, at its sole expense, retain a management level employee and the necessary staff as may be required by FCC rules and regulations, which manager and staff shall be responsible for maintaining the transmitting facilities of the Stations and insuring compliance with the technical operating and reporting requirements established by the FCC. The transmitting facilities of the Stations shall be maintained by MMR in accordance with all applicable FCC rules and regulations and all FCC licenses and authorizations for the Stations. Throughout the Term of this Agreement, all transmitting equipment shall be in good operating condition consistent with standards of good engineering practice in the broadcast industry. Nothing herein shall be construed to grant to Broker the power or authority to control or direct the operation of the Stations. Whenever on the premises of the Stations, Broker's employees and agents shall at all times be subject to the direction and control of MMR, its designated employees and agents.

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         12. Monthly Reports. At MMR's request, Broker shall submit to MMR in writing monthly reports in form reasonably satisfactory to MMR and Broker, which reports will cover programs and commercials delivered by Broker and broadcast by the Stations. Broker shall deliver to MMR, on a timely basis, such records, documents, and information as are required under the FCC rules to be placed in the Stations' public inspection files. Broker shall also provide to MMR on a quarterly basis a list of programs aired on the Stations by Broker that may be helpful to MMR in preparing its list of issue-responsive programming for the preceding quarter, as well as copies of the minutes of any Stations management meetings once they are available for distribution.

         13. Failure of Facilities. Any substantial failure or impairment of facilities (i.e. failure to broadcast at least 80% of the Stations' licensed
ERP), or any delay or interruption in broadcast programs, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes or threats thereof or force majeure or due to causes beyond the control of MMR shall not constitute a breach of this Agreement and MMR will not be liable to Broker, except to the extent of allowing in each such case an appropriate payment credit for time or broadcasts not provided based upon a pro-rata adjustment to the Monthly Payment based upon the length of time during which the failure or impairment exists.

         Notwithstanding the foregoing or any other provision hereof, if during the Term of this Agreement any event occurs which prevents the Stations from broadcasting at the ERP described in the preceding sentence, MMR shall give prompt written notice thereof to Broker. If such facilities (a) are not restored so that operation is resumed with such power within five (5) calendar

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days of such event; or (b) in the case of more than one event, the aggregate number of days preceding such restoration from all such events during any quarterly Arbitron ratings period would be more than ten (10) calendar days; or (c) if the Stations is off the air more than four (4) times, in each case exceeding five (5) hours, during any quarterly Arbitron ratings period, Broker shall have the exclusive right, by giving written notice to MMR of its election to do so, to terminate this Agreement effective as of a date stated in such notice not less than thirty (30) nor more than sixty (60) days following such delivery. Alternatively, should MMR fail or refuse to repair or restore such facilities at the request of Broker, Broker shall have the right to pay for such repairs or restorations and to offset the sums so expended by Broker against any future Monthly Payment due under this Agreement and/or the Purchase Price payable under the Asset Purchase Agreement.

         14. Restriction on Other Programming. During the Term of this Agreement, Broker shall not be restricted from offering to any other radio station the programming and services provided by Broker to MMR pursuant to this Agreement.

         15. Maintenance of Licenses. Broker agrees to maintain at Broker's expense such licenses, including performing rights licenses and including specifically performing rights licenses issued by ASCAP, SESAC and BMI, as now are or hereafter may be in general use by a radio broadcasting stations and as may be necessary for Broker to broadcast the programming which Broker furnishes to the Stations hereunder.

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         16. Assignability. Neither party hereto may assign or transfer any of its obligations or the rights or privileges granted to it under this Agreement without the other's prior written consent. Broker and MMR shall be entitled to institute proceedings at law or in equity to enforce the specific performance of the provisions of this SECTION 16.

         17. Modifications and Waivers. No inducements, representations or warranties except as specifically set forth in this Agreement have been made by any of the parties to this Agreement with respect to the subject matter hereof. No provision of this Agreement shall be changed or modified, nor shall this Agreement be discharged in whole or in part, except by an agreement in writing, signed by the party against whom the change, modification or discharge is claimed or sought to be enforced, nor shall any waiver of any of the conditions or provisions of this Agreement be effective and binding unless such waiver shall be in writing and signed by the party against whom the waiver is asserted; and no waiver of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or of any other provision. Nothing in this Agreement shall be construed to make MMR and Broker partners or joint venturers or to afford any rights to any third party other than as expressly provided herein.

         18. No Conflict. Both MMR and Broker represent that they are empowered and able to enter into this Agreement, and that the execution, delivery and performance hereof shall not constitute a breach or violation of any agreement, contract or other obligation to which either party is subject or by which it is bound.

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         19. MMR's Representations. MMR makes the following further representations, warranties and covenants:

                  (a) MMR owns and holds all licenses and other permits and authorizations necessary for the operation of the Stations as presently conducted (including licenses, permits and authorizations issued by the FCC), and MMR will use its commercially reasonable best efforts to ensure that such licenses, permits and authorizations will be in full force and effect for the entire Term hereof unimpaired by any acts or omissions of MMR, its principals, employees or agents. There is not pending or, to MMR's best knowledge, threatened, any action by the FCC or other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations and, to MMR's best knowledge, no event has occurred which allows or, after notice or lapse of time or both, would allow, the revocation or termination of such licenses, permits or authorizations or the imposition of any restrictions thereon of such a nature that may limit the operation of the Stations as presently conducted. MMR has no reason to believe that any such license, permit or authorization will not be renewed during the Term of the Agreement in its ordinary course.

                  (b) All reports and applications required to be filed with the FCC by MMR (including ownership reports and renewal applications) or any other government entity, department or body in respect of the Stations have been, and in the future will be, filed in a timely manner and are and will be true and complete and accurately present the information contained and required thereby. All such reports and documents, to the extent required to be kept in the public inspection files of the Stations, are and will be kept in such files.

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                  (c) MMR has, and will throughout the Term hereof maintain, good and indefeasible title to all assets and properties that are owned by MMR and used in the operation of the Stations.

                  (d) MMR will maintain in full force and effect throughout the Term of this Agreement insurance with responsible and reputable insurance companies or associations covering such risks (including fire and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage and such other insurance as may be required by law) and in such amounts and on such terms as is conventionally carried by broadcasters operating radio stations with facilities comparable to those of the Stations.

         20. Notices. All notices, demands and requests permitted or required under this Agreement shall be in writing and shall be deemed given on the date of personal delivery or on the date of receipt if mailed by certified mail, postage prepaid and return receipt requested, or on the date of a stamped receipt if sent by an overnight delivery service, or on the date of written confirmation of delivery by facsimile or telecopy transmission to the following addresses:

         If to MMR:      Multi-Market Radio, Inc.
                         One Monarch Place, Suite 220
                         Springfield, MA 01144

                         Attention: Mr. Michael G. Ferrel


         Copy to:        Howard Berkower, Esq.
                         Baker & McKenzie
                         805 Third Avenue
                         New York, New York  10022

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         If to Broker:   Wilks Broadcast Acquisitions, Inc.
                         6811 Southeast Harbour Circle
                         Stuart, Florida 34996
                         Attn: Don Wilks


         Copies to:      John Pelkey, Esq.
                         Haley, Bader & Potts
                         4350 North Fairfax Drive
                         Suite 900
                         Arlington, VA  22203-1633

                         Jeff Wilks
                         62 Conifer Circle
                         Augusta, Georgia  30909


         21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof and is intended to be fully consistent with the Act and all rules and regulations of the FCC, as applicable. The obligations of the parties hereto are subject to all federal, state and local laws and regulations now or hereafter in force and to the rules, regulations and policies of the FCC and all other government entities or authorities presently or hereafter to be constituted.

         22. Termination. Except as provided in Section 13 hereof, which termination provisions shall effect such Section only, this Agreement may be terminated by either party, (a) in the event of a material breach of any of the terms of this Agreement by the other party, which breach is not cured within five (5) days following delivery of written notice of such breach together with a demand that it be cured, (b) if the other party shall make a general assignment for the benefit of creditors, or files or has filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee or similar

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creditors' representative for the property or assets of such party under any federal or state insolvency law, which, if filed against such party, has not been dismissed or discharged within sixty (60) days thereof, (c) in the event of a material breach by the other party of any representation or warranty herein, or in any certificate, affidavit or document furnished pursuant to the provisions hereof, which shall prove to have been false or misleading in any material respect as of the time made or furnished, (d) in the event either party is specifically required by the FCC to terminate this Agreement in order to comply with FCC rules or policies, or if there is a material change to MMR's FCC authorizations which materially and adversely affects the Stations' signal, quality or coverage, or (e) in the event of a breach of the Purchase Agreement by the other party which breach is not cured within the time period set forth in the Purchase Agreement. Additionally, this Agreement shall terminate upon the acquisition of the Stations by Broker pursuant to that certain Asset Purchase Agreement bearing even date herewith (the "Asset Purchase Agreement") between MMR and Broker.

         23. Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall be binding upon the party so executing it and when taken together shall constitute one and the same Agreement.

         24. Construction. In the event any provision contained in this Agreement is held to be invalid, illegal or unenforceable, such holding shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein. In the event of the issuance of any order or decree of any administrative agency or court of competent jurisdiction, including without limitation any material change or clarification

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of FCC rules, policies or precedents, which would cause this Agreement to be in violation of any applicable law, the parties will use their respective best efforts to negotiate in good faith any modifications of this Agreement that may be necessary to comply fully with such order or decree.

         25. Binding and Enforceable. Subject to the provisions of SECTION 16 hereof, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

         26. Broker. Each party represents that there is no broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of, or action taken by, either party hereto. Each party agrees to indemnify and hold harmless the other with respect to any such claim.

         27. No Limitation on Remedies. Except as otherwise expressly limited by the provisions of this Agreement, any failure by either party to comply with the provisions of this Agreement shall entitle the other party to assert any remedies available to it at law or in equity.

         28. Headings. The headings in this Agreement are for convenience only and will not affect the meaning or construction of the provisions of this Agreement.

         29. Indulgences. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of either party at any time to require performance by the other of any provision of this

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Agreement shall not affect such party's right thereafter to enforce the same;
(ii) no waiver by either party of any default by the other shall be take or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by either party for the performance of any obligation or act by the other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

         30. No Partnership or Joint Venture. This Agreement is not intended to be and shall not be construed as a partnership or joint venture agreement between the parties. Except as otherwise specifically provided herein, neither party to this Agreement shall be authorized to act as agent of or otherwise represent or bind the other party to this Agreement.

         31. Certification. Pursuant to Section 73.3555(a)(2)(ii) of the FCC's rules, MMR certifies that it will maintain ultimate control over the Station's facilities, including control over Station finances, personnel and programming, and Broker certifies that the arrangement contemplated by this Agreement complies with the provisions of Sections 73.3555(a)(1) and 73.3555(e)(1) of the FCC's rules.

         32. Exemption from Non-Solicitation Prohibition. MMR hereby agrees that, upon the Effective Date, Broker may offer employment on the Stations to the current employees of the Stations and any such offer shall not be a breach of the terms of the non-solicitation provisions contained in Section 9.1.12 of that certain Asset Purchase Agreement by and between J&L Broadcasting, Inc. and Multi-Market Radio of Augusta, Inc. dated as of December 3, 1993 (the "1993 Agreement"). Nothing contained herein shall in any way be construed to limit any other

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rights of MMR under the 1993 Agreement and the exemption from Section 9.12 of the 1993 Agreement shall be strictly limited to the current employees of the Stations and shall terminate upon the termination of this Agreement.

                                 [END OF PAGE]

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

                                  MULTI-MARKET RADIO OF AUGUSTA, INC.



                                      By: /s/ Michael G. Ferrel
                                         ---------------------------
                                           Name: Michael G. Ferrel
                                           Title:  President


                                  WILKS BROADCAST ACQUISITIONS, INC.


                                      By: /s/ Don Wilks
                                         ---------------------------
                                            Name: Don Wilks
                                            Title:


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